Exhibit 10.2

Summary Description of Executive Incentive Compensation Plan

Our annual executive incentive bonuses are intended to compensate officers for achieving our annual financial goals at corporate levels (and for achieving measurable individual annual performance objectives). Our annual incentive bonus plan provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals (and personal performance goals), calculated as a percentage of the officer’s base salary. The annual incentive bonus ties incentive compensation to net earnings per share as reported in the Company’s audited financial statements adjusted for certain items (“BEPS”). Under this plan, the Compensation Committee establishes a minimum BEPS target that must be reached before any bonuses are earned. The target BEPS is based upon the annually established financial growth plan and goal. The Compensation Committee also establishes for each participant in the Plan, including executive officers, individual incentive amounts (“TIA”) that may be earned, in whole or in part, depending upon whether the minimum BEPS target is reached and by how much it is exceeded during the fiscal year. At the minimum target BEPS level, the plan participants will earn a bonus equal to 79% of the TIA. For 2011, the target incentive awards (as a percentage of base salary) will be as follows: Chief Executive Officer, 40%; Chief Financial Officer, 40%; Chairman, 40%; President, 40% and Executive Vice President, 40%. The payout continues to increase as BEPS increases and there is no maximum payout for the target bonus. The BEPS level for 100% payout of the TIA is equal to $0.60 per share. The Company’s BEPS as adjusted for bonus purposes was $0.90 for the year ended December 31, 2010 and $0.58 for the year ended December 31, 2009. Any incentive compensation earned under this plan is paid during February of the following year.